UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM F-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                              RADIATE RESEARCH INC.
               (Exact name of Company as specified in its charter)


                                 Not Applicable
                  (Translation of Company's name into English)

               Canada                                1711                           Not Applicable
 (Jurisdiction of Incorporation or       (Primary Standard Industrial      (I.R.S. Employer Identification
           Organization)                 Classification Code Number)                   Number)

                           Suite 444, 300 March Road,
                           Ottawa, ON, K2K 2E2, Canada
                                 (613) 599-9108

       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 Micah Grinstead
                           Suite 444, 300 March Road,
                           Ottawa, ON, K2K 2E2, Canada
                                 (613) 599-9108

            Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                   Copies to:

------------------------------------------------------- -----------------------------------------------------
                     David Dobbs                                      Robert L. Sonfield, Jr.
                 DAVID M. DOBBS P.C.                                    Sonfield & Sonfield:
          8655 Via De Ventura, , Suite G-200                          770 South Post Oak Lane
                 Scottsdale, AZ 85258                                Houston, Texas 77056, USA
               Telephone (480) 922-0077                              Telephone: (713) 877-8333
                                                                        Fax: (713) 877-1547
------------------------------------------------------- -----------------------------------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under
the Securities Act of 1933, check the following box.                       |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                      |-|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
|-|
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE

------------------------ -------------------------- -------------------- ------------------- ----------------
                          Number of Shares to be     Proposed maximum     Proposed maximum
Title of each class of          registered          offering price per       aggregate          Amount of
   securities being                                        share           offering price     registration
      registered                                                                                   fee
------------------------ -------------------------- -------------------- ------------------- ----------------
Class A Common Shares                 1,637,400(1)             $0.10(2)         $163,740(1)           $19.27
------------------------ -------------------------- -------------------- ------------------- ----------------
Class A Common Shares                    2,000,000               $0.075            $150,000           $17.55
issuable upon exercise
of Warrants(3)
------------------------ -------------------------- -------------------- ------------------- ----------------
Total                                    3,637,400                    $            $313,740           $36.82
------------------------ -------------------------- -------------------- ------------------- ----------------

 (1) There is also registered hereunder an indeterminate number of shares of common stock as shall be issuable as a result of a stock split, stock dividend, combination or other change in the outstanding shares of common stock.
 (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act. (3) The price per share is based upon the exercise price of the warrants pursuant to which such shares of common stock are issuable, in accordance with Rule 457(g).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act of 1933, as amended, may determine.

The information in this prospectus is incomplete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

              Subject to Completion, Dated January_________, 2006

                                   Prospectus
                    3,637,400 Shares of Class A Common Shares

This prospectus relates to our Class A Common Shares ("Common Stock") being registered for possible resale, from time to time, to allow the shareholders identified in this prospectus ("Selling Shareholders") to sell up to 3,637,400 shares of our Common Stock. The Selling Shareholders currently hold 1,637,400 shares of Common Stock and warrants to acquire 2,000,000 shares of our Common Stock. See the section in this prospectus entitled "Selling Shareholders" for the names of the Selling Shareholders.

We will receive no proceeds from the sale of any of our Common Stock by the Selling Shareholders. We will receive the proceeds from the Selling Shareholders' exercise of warrants. However, the Selling Shareholders are under no obligation to exercise the warrants.

Our Common Stock is not traded on any securities exchange or on the OTC Bulletin Board. We expect to apply to be quoted on the OTC Bulletin Board shortly after our registration statement becomes effective. Shortly thereafter we intend to apply to be quoted on the Frankfurt Exchange.

Investing in our Common Stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. You should read the "Risk Factors" section of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is January____, 2006.

                                Table of Contents


Prospectus Summary                                                            5
Risk Factors                                                                  6
Forward-Looking Statements                                                   10
Use of Proceeds                                                              10
Dividends                                                                    11
Selected Financial Data                                                      11
Management Discussion and Analysis of Financial Condition
   and Results of Operations                                                 14
Business                                                                     17
Management                                                                   18
Principal Shareholders                                                       22
Related Party Transactions                                                   23
Selling Shareholders                                                         23
Plan of Distribution                                                         28
Description of Share Capital                                                 30
Taxation                                                                     36
Legal Matters                                                                37
Where You Can Find More Information                                          37
Index to Financial Statements                                                38

Except as otherwise required by the context, all references in this prospectus to "we," "us, "our," the Company or "Radiate" refer to the operations of Radiate Research, Inc., a Canadian corporation.

                               Prospectus Summary

         This summary provides a brief overview of some information about us and this offering. You should read the entire prospectus carefully including the risk factors and our financial statements and related notes before deciding to invest in our Common Stock.
         Unless otherwise indicated all amounts included in this prospectus have been expressed in Canadian Dollars.
         Our Company
We are a Canadian company involved in the development and sale of products for use with our low voltage foil heating system. Our primary product is the Mothers Warmth Comfort Change System designed to provide a warm and comfortable surface for changing baby's diapers. We commenced sales activities in Canada in early 2005. We have targeted retail stores that specialize in baby products and we intend to continue to develop our market in Canada and commence marketing activities the United States. We have also developed products that use our heating system for floor heating but we have not generated sales to
third parties. We were incorporated in Canada on June 10, 2004.   Our principal
office is located at Suite 444, 300 March Road, Ottawa, ON K2K 2E2,
                                                                            ---
Canada and all of our executive administrative sales and research and development functions are based at that office. Our telephone number at our principal office is (613) 599-9108.

                                  Risk Factors

For a discussion of some of the risks you should consider before purchasing shares of our Common Stock, you are urged to carefully review and consider the section entitled "Risk Factors" in this prospectus.

                                  The Offering

The selling Shareholders identified in the section below of this prospectus entitled "Selling Shareholders" are offering on a resale basis a total of 3,637,400 shares of the following shares of our Common Stock:

    * 1,400,00 shares of our Common Stock issued in connection with our November 2005 private placement;

    * 37,400 shares of our Common Stock issued to our existing shareholders as part of our November 9, 2005 corporate reorganization;

    * 2,000,000 shares of our Common Stock issuable at a price of $0.075 per share upon the exercise of warrants issued to certain of the Selling Shareholders in our December 10, 2005 private placement

                                  Risk Factors

An investment in our Common Stock is very risky. You may lose the entire amount of your investment. Before you invest in shares of our Common Stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase the shares of our Common Stock. The risks set out below are not the only risks we face.


We are a development stage company and we only have a limited operating history on which to evaluate our business or prospects.

Our business was formed in June 2004 and we have only a limited operating history on which you can base an evaluation of our business and prospects, with only approximately $7,454 in net revenue generated from our initial product over the period from June 10, 2005 (inception) to May 31, 2005. Accordingly, our business prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.


We will require additional financing in order to continue the development of our products and our business operations. Such financing may not be available on acceptable terms, if at all.

We currently are dependent on the sale of one product. We don't know if it will achieve significant levels of market acceptance or if we will be able to develop other products that will achieve market acceptance. We may encounter unforeseen difficulties that may deplete our limited capital resources more rapidly than anticipated. We may be required to make significant product development expenditures and spend additional money to maintain and expand our marketing efforts. We may need to seek additional equity financing in the future if our products do not generate revenue or if our expenses are greater than expected. The timing and amount of any capital requirements cannot be predicted at this time. We cannot be sure that any financing will be available on acceptable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to continue, develop or expand our business, develop new products or penetrate existing markets at the rate desired and our ability to continue in business may be jeopardized. If adequate financing is not available, we may be required to terminate or significantly curtail our operations. This would have a negative impact on the value of your shares.

We have experienced significant losses since inception and there is doubt about our ability to continue as a going concern.

Our continued existence is dependent upon our ability to generate additional revenue, achieve profitability and maintain adequate financing arrangements.
Our failure to do so would have severe consequences on our business, financial condition and results of operations. Since inception, through May 31, 2005 we have generated revenue of $7454 and net losses totalling approximately $213,539. We had working capital of Cdn$6,437 as of May 31, 2005. Because of our limited revenue, our losses and our limited capital our auditor has expressed doubt about our ability to continue as a going concern.

We may be held liable for harm caused by products that our customers use.

Our products are used in connection with infant care and home heating. Should these devices fail to perform as intended, or should these devices directly or indirectly cause injuries or illness to people, we may be required to incur substantial costs in defending against claims and may be required to pay damages arising from these actions. Damages awarded in a product liability action could be substantial and our financial condition would be negatively affected.

Our success will be dependent upon our ability to adapt to technological advances.

Our success will be dependent upon our ability to adapt to technological advances and changes in the industry. There is no assurance that we will be successful in our efforts in these respects. For example if another company discovers a means of effective low temperature heating such as radiant heating systems, it may have a negative impact on us. We must also keep abreast of technological advances such as improved High Temperature Systems (such as furnaces and radiators).

Our success will depend upon the continued services of our senior management.

Our success will depend upon the continued services of our President: Micah Grinstead, President. The loss of his services of key personnel could have a material adverse effect upon our business. We currently do not maintain any key personnel insurance and we have no employment agreements with him.

We have never declared any dividends and we are not likely to declare any in the near future.

We have not declared any dividends since inception, and we have no present intention of paying any cash dividends on our Common Stock in the foreseeable future. The payment of dividends, if any, in the future, rests in the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition.

The issuance of additional shares may impact the value of our Common Stock.

We have an unlimited number of authorized shares of Common Stock. We may issue more shares to fund our operations. Sales of substantial amounts of Common Stock (including shares issuable upon the exercise of stock options, the conversion of notes and the exercise of warrants), or the perception that such sales could occur, could materially adversely affect prevailing market prices for our Common Stock and our ability to raise equity capital in the future. In addition, our board of directors has the authority without further shareholder approval to issue special shares with rights superior to those currently held by our common shareholders.

Radiate is a Canadian company and it may be difficult for United States shareholders to effect service on or to realize on judgments obtained against Radiate in the United States.

Radiate is a Canadian corporation. All of our directors and officers are residents of Canada and a significant part of our assets are, or will be, located outside of the United States. As a result, it may be difficult for shareholders resident in the United States to effect service within the United States upon us or upon, directors, officers or experts who are not residents of the United States, or to realize in the United States judgments of courts of the United States predicated upon civil liability of Radiate, or directors or officers. Accordingly, United States shareholders may be forced to bring actions against Radiate and our directors and officers under Canadian law and in Canadian courts in order to enforce any claims that they may have against Radiate or our directors and officers.

There may be material tax consequences to United States investors

There may be material Canadian federal income tax consequences that apply to a shareholder who is resident in the United States of America. You should consult with your own tax adviser to determine whether an investment in the Common Stock of Radiate is appropriate for you.

Our Officers and Directors and existing shareholders own a substantial interest in our voting shares including our Class A Special Shares and Class B Special Shares and purchasers of our Common Stock offered pursuant to this prospectus will not have a significant voice in our management.

Our officers and directors currently collectively own approximately 2.06% of our issued and outstanding shares of Common Stock. However, these officers and directors also own Class A and B Special Shares which are convertible at the option of the holder eighteen months after December 10, 2005, Upon conversion our officers and directors will collectively own approximately 26.46%. Collectively, our Class A Special Shares and Class B Special shares are entitled to voting rights equal to the number of shares of Common Stock into which they are convertible. The Class A Special Shares are convertible into the number of shares that equal 75% of the then outstanding number of share of Common Stock. Each Class B Special Share is convertible into five shares of Common Stock. The holders of our Class A Special Shares and Class B Special Shares, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

There is no market for our Common Stock and there will be no market until a market maker agrees to quote our stock and makes an application for listing our stock on the OTC Bulletin and our application is accepted. There is no market for our Common Stock and there will be no market for our Common Stock in the United States until it is quoted on the OTC Bulletin Board. No application has been filed but we intend to have our shares quoted on the OTC Bulletin Board. No assurance can be given that our Common Stock will be quoted on the OTC Bulletin Board or elsewhere. No application has been filed but we intend for our shares to trade on the Frankfurt Exchange. Failure to obtain a Frankfurt Exchange listing could result in adverse Canadian Income Tax results for our non-Canadian Shareholders.

Our success will depend on our ability to protect our proprietary technology.

Our rights to a substantial portion of our technology are as the assignee of United States patent applications. We have not been granted any patents and we don't know when or if any patents will be granted. We hold no U.S. trademarks. Our success will depend in part on our ability to protect and exploit our intellectual property, to obtain patents, to defend patents once obtained, and maintain our trade secrets. Failure to do so may introduce competition that could significantly reduce our ability to generate revenue.

The sale or transfer of our Common Stock by shareholders in the United States will be subject to the so-called "penny stock rules."

Under Rule 15g-9 of the
Exchange Act, a broker or dealer may not sell a "penny stock" (as defined in Rule 3a51-1) to or effect the purchase of a penny stock by any person unless:

(a)    such sale or purchase is exempt from Rule 15g-9;

(b) prior to the transaction the broker or dealer has (1) approved the person's account for transaction in penny stocks in accordance with Rule 15g-9, and (2) received from the person a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased; and

(c) the purchaser has been provided an appropriate disclosure statement as to penny stock investment.

The SEC adopted regulations that generally define a penny stock to be any equity security other than a security excluded from such definition by Rule 3a51-1. Such exemptions include, but are not limited to (1) an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operations for at least three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years; (2) except for purposes of
Section 7(b) of the Exchange Act and Rule 419, any security that has a price of $5.00 or more; and (3) a security that is authorized or approved for authorization upon notice of issuance for quotation on the NASDAQ Stock Market, Inc.'s Automated Quotation System.

It is likely that shares of our Common Stock, assuming a market were to develop in the United States, will be subject to the regulations on penny stocks; consequently, the market liquidity for the Common Stock may be adversely affected by such regulations limiting the ability of broker/dealers to sell our Common Stock and the ability of shareholders to sell their securities in the secondary market in the US.

Moreover, our shares may only be sold or transferred by shareholders in those jurisdictions in the United States in which an exemption for such "secondary trading" exists or in which the shares may have been registered.


                           Forward-Looking Statements

This prospectus contains various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act that are based on our beliefs as well as assumptions made by and information currently available to us. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. When used in this prospectus, the words "believe," "expect," "anticipate," "estimate," "plan" and similar expressions are intended to help identify forward-looking statements. These statements are subject to certain risks, uncertainties, and assumptions, including those identified under "Risk Factors" above. These statements by their nature involve substantial risks and uncertainties and actual results may differ materially depending on a variety of factors, many of which are not within our control. These factors include, but are not limited to, economic conditions generally and in our industry; competition within our industry, including competition from much larger competitors; technological advances which could render our products less competitive or obsolete; failure by us to successfully develop new products or to anticipate current or prospective customers' product needs; price increases or supply limitations for components purchased by us for use in its products; and delays, reductions, or cancellation of orders that may be placed with us. There can be no assurance that we will be able to develop our products or markets for our products in the future.


                                 Use of Proceeds

We will not receive any proceeds from the Selling Shareholders' sale of shares of our Common Stock. However, we will receive the proceeds from any sale of Common Stock to the Selling Shareholders upon the exercise of the Selling Shareholders' warrants, when and if they are exercised. If the Selling Shareholders exercise their warrants, then we expect to use substantially all the net proceeds for research and development of our products, and expansion of sales and marketing activities, and other general working capital and corporate purposes. The amounts we actually expend for working capital and other purposes may vary significantly and will depend on a number of factors including, but not limited to, the actual net proceeds received, the amount of our future revenues and other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net proceeds of these funds.


                                    Dividends

We have never declared or paid any cash dividends on our Common Stock. We anticipate that any earnings will be retained for development and expansion of our business and we do not anticipate paying any cash dividends in the near future. Our board of directors has sole discretion to pay cash dividends or other dividends with respect to our Common Stock based on our financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.


                             Selected Financial Data

The following table sets forth, for the period indicated selected financial and operating data for Radiate. This information should be read in conjunction with our financial statements and notes thereto. The selected financial data provided below are not necessarily indicative of our future results of operations or financial performance. We have not paid any dividends on our common shares and we do not expect to pay dividends in the foreseeable future.

The year end financial statements of Radiate have been audited by Malone & Bailey, PC independent registered public accountants. The financial statements are maintained in Canadian dollars, and have been prepared in accordance with accounting principles generally accepted in the United States.

                                                               June 10, 2004
                                                            (Inception) Through
                                                               May 31, 2005
                                                          ---------------------
        Sales                                             $              7,454
        Cost of goods sold                                              13,014

                                                          ---------------------
        Gross loss                                                     (5,560)
                                                          ---------------------

        Operating costs
                Consulting                                              91,750
                Research and development                                54,970
                Professional fees                                       16,010
                Other general and administrative                        45,249
                                                          ---------------------

                Total operating costs                                  207,979
                                                          ---------------------

        Net loss for the period                           $          (213,539)
                                                          ---------------------
        Net loss per share, basic and diluted             $            (0.039)
        Weighted average shares outstanding used
       in per share computations                                     5,450,000


           Balance Sheet Data                                     May 31, 2005
Current assets
                 Cash                                     $             13,683
                 Accounts receivable                                     1,912
                 Value added taxes recoverable                           3,072
                 Inventory                                               8,278
                 Prepaid assets                                          7,500
                                                          ---------------------
                       Total assets                       $             34,445

Current liabilities
                 Accounts payable and accrued liabilities               23,019
                 Sales taxes payable                                       444
                 Due to former officer                                   4,545
                                                          ---------------------
                       Total current liabilities                        28,008


Shareholders' equity

        Deficit accumulated during the development stage             (213,539)
                                                          ---------------------
               Total shareholders' equity                                6,437
                                                          ---------------------
               Total liabilities and shareholders' equity $             34,445
                                                           ====================


The "Assets" figures contained in the above table, and in the table below, include an item described as "Value Added Taxes Recoverable". Value Added Taxes Recoverable is made up of value-added tax amounts incurred on qualified Canadian expenditures net of Value Added Taxes charged on specified sales, that are refundable from the Government of Canada. This amount is not related to other income.

Currency Exchange Rate Information

The rate of exchange means the noon buying rate in New York City for cable transfers in Canadian dollars as certified for customs proposed by the Federal Reserve Bank of New York. The average rate means the average of the exchange rates on the last date of each month during a year.

                      2004           2003           2002             2001           2000
High                 $1.3970        $1.5747        $1.6003         $1.6034        $1.5583
Low                  $1.1775        $1.3484        $1.5593         $1.4935        $1.4318
Average for Period   $1.3015        $1.4615        $1.5597         $1.5494        $1.4854
End of Period        $1.2034        $1.3484        $1.5593         $1.5928        $1.4995

The exchange rate on August 5, 2005 was $1.2185.

The high and low exchange rates for the six months through July 2005 are as follows:

             February        March          April          May           June          July
               2005          2005           2005          2005           2005          2005
High          1.2562        1.2463         1.2568        1.2703         1.2578        1.2437
Low           1.2294        1.2017         1.2146        1.2373         1.2256        1.2048

                     Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

Overview

We have been engaged in the research, development and sale of our primary product, Mothers Warmth Comfort Change System since our inception on June 10, 2004. Our revenue to date has consisted of sales of the Mothers Warmth Comfort Change Systems commencing in January 2005.

We believe the following accounting policies are the most critical to us, in that they are important to the portrayal of our financial statements and they require our most difficult, subjective or complex judgments in the preparation of our financial statements:

Revenue Recognition

We recognize revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123 (R), "Accounting for
Stock-Based Compensation" SFAS No. 123 (R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. Prior to SFAS No. 123 (R), only certain pro forma disclosures of fair value were required. SFAS No. 123 (R) shall be effective for small business issuers as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. The adoption of this new accounting pronouncement is expected to have a material impact on the financial statements of Radiate during the calendar year 2006.

Results of Operations

For the period from June 10, 2004 (Inception) through May 31, 2005

Revenue

We generated of Revenue of $7,454 and incurred Cost of Goods Sold of $13,014 for the period from June 10, 2004 (inception) through May 31, 2005. The Gross Loss was attributable to estimation issues and start up costs during our initial year of operations together with additional product costs incurred due to low volumes.

Operating Expenses

We expended $207,979 on operating costs for the period from June 10, 2004 (Inception) through May 31, 2005. Operating costs included Consulting Fees of $91,750; Research and Development of $54,970; Professional Fees of $16,010 and General and Administrative Costs of $45,249.

We incurred a net loss for the period from June 10, 2004 (Inception) through May 31, 2005 of $213,539.

Liquidity and Capital Resources

At May 31, 2005 we had Current and Total Assets of $34,445 comprised of Cash of $13,683, Receivables of $4,984, Inventory of Raw Materials and Finished Goods of $8,278 and Prepaid Assets of $7,500.

We had total liabilities of $28,008 as of May 31, 2005, consisting of $23,019 of accounts payable and accrued expenses, $444 of sales taxes payable, and $4,545 of loans payable to a related party.

We had working capital of $6,437 at May 31, 2005.

We had a total accumulated deficit of $213,539 as of May 31, 2005.

We used $210,838 for operating activities for the period from June 10, 2004 (inception) through May 31, 2005, which included a net loss of $213,539 as well as an increase in accounts payable and accrued expenses of $23,019 and Sales Taxes Payable of $444 net of what we were able to generate from operating activities by increases in Accounts Receivable of $1,912 Value Added Taxes Recoverable of $3,072; Inventory of $8,278 and Prepared Assets of $7,500.

We had $224,521 in net cash provided by financing activities for the period from June 10, 2004 (inception) through May 31, 2005. This resulted from advances from related parties of $4,545, and proceeds from the sale of our common stock of $219,976.

We believe we can satisfy our cash requirements until the end of the fourth quarter of 2005, assuming the subscription of share warrants. The timing of these additional subscriptions of share warrants is contingent upon our obtaining effectiveness of this Registration Statement.

If we don't have sufficient funds to continue our operations as planned, we plan to scale down our operations and/or accrue salaries and expenses until additional financing can be raised. However, there can be no assurance that any of the warrants will be exercised or that new capital will be available to us, or that adequate funds for our operations, or will be available on terms satisfactory to us. We have no commitments from officers, directors or affiliates to provide funding. Our failure to obtain adequate additional financing may require that we delay, curtail or scale back some or all of our operations. Any additional financing may involve dilution to our then-existing shareholders.

Our independent registered accounting firm issued its report that included an explanatory paragraph to highlight items that raise substantial doubt about our ability to continue as a going concern, and the financial statements as presented do not include any adjustments relating to the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Amounts spent during each of last two years on research and development activities

Our Research and Development expenses since inception relates to developing systems and equipment utilizing foil heating technology. Since inception we have spent $54,970 on Research and Development.

                                    Business
Overview

Radiate Research, Inc. was incorporated in Canada on June 10, 2004. Since inception we have been engaged in research and development of our primary product, Mothers Warmth Comfort Change System. We are currently developing a range of products for use with the low voltage foil system. Since inception we have generated revenues of a total of $7,454.

 Our Mothers Warmth Comfort Change System has been placed in retail locations across Ontario, Canada, including, Ottawa, Kemptville, Barrie, Calgary and Toronto.

Products

The Mothers Warmth Comfort Change System ("Change System") is a contour change pad that has an embedded low voltage heating element. This element is regulated to approximately 31(Degree)C to equal the surface body temperature of an adult human. The temperature is regulated by an embedded thermostat that prevents the unit from overheating. The heating element of the Change System is based on a low voltage flat foil system that is only approximately 0.2mm thick. The foil is comprised of two sheets of polyester with aluminium foil patterns laminated between these sheets.

The Change System includes the heated change pad, a terry cloth cover and a fleece blanket. The Change System will also warm diapers, wipes, and ointment as a by-product of its normal function. One benefit of the Change System is that the infant is less aroused during the changing process.

The Change System is currently manufactured pursuant to the terms of a License Agreement with Abond Corporation ("Abond"). We have granted Abond a five-year non-exclusive license to manufacture and sell the Change Systems and any improvements or alterations.

We have also developed heated floor products using the low voltage elements. We don't presently expect to actively market these products.

Competition

We are involved primarily in the infant accessory market.
Although there are a number of products that include contour changing tables, and warming devices for baby wipes we are not currently aware of any competitive products that include the features of our Mother's Warmth Contour Comfort Change System.

We also have developed products for the floor heating market that we don't presently intend to market. There are several competitors in the radiant floor heating market.

Research and Development, Patents and Licenses

Since inception in June 2004 we have been engaged in research and development of products using a low voltage foil heating system. We have focused our efforts on the infant accessory market and the home comfort market. We intend to focus on the infant accessory market in the future. We have expended approximately $54,970 on research and development of our low voltage foil heating system and the development of our Mothers Warmth Comfort Change System and related products.

We are the assignee of a United States design patent application for a heated change pad system that was originally filed with the United States Patent and Trademark Office in December 2004. We are the assignee of a United States utility provisional patent application filed in March of 2005.

Sales and Marketing

We have targeted the specialty infant retail stores in Canada and we intend to target the same market in the United States. Our sales strategy includes using Abond to sell to large retailers in Canada. Under the terms of our license agreement Abond is entitled to sell to retailers with more than 15 stores. Abond has agreed to pay us an annual royalty of 7% of the Net Sale Price of our Change System. Abond intends to market our Change System under its own brand.

Property

Our executive office is located at Suite 444, 300 March Road, Ottawa, ON, K2K 2E2, Canada.

Employees

We currently have one full time employee and one consultant.


                                   Management

The names, ages and titles of our directors and executive officers are set forth below:

                                                                     Other Reporting Companies
Name                   Age       Position                         in Canada or the United States
                                                         Company                            Position
Micah Grinstead        42        President & CEO -       None                               None
                                 Director
Chris Skillen          58        Director                Endo Networks Inc                  Chairman,
                                                         Park Avenue Investments, Inc.      Director
Harry Keays            55        Director                None
Edward Napke           81        Director                None
Ronen Katz             42        Director                None
William L Sklar        57        Director                Pathogenics, Inc                   Director
                                                         PaperFree Medical Solutions, Inc.  President,
                                                                                            Director

The following sets out the principal occupations and related experience for the directors and senior officers of the Company over the past five years.

Micah Grinstead - Director and President
Mr. Grinstead is President of the Company and has been a Director since May 2, 2005. Prior thereto, he gained extensive progressive operational experience, manufacturing both on and off shore. His employment background includes such companies as Siltronics, SilCom Research Limited, GDI Hong Kong as Manager of Canadian Operations, Cygnus Satellite Systems, SiGEM and most recently, he served as the Canadian Operations Manager at Dowslake MicroSystems.

Chris Skillen - Director
Mr. Skillen has been a Director of the Company May 2, 2005. He heads a consulting company providing investment and advisory services to small and medium sized technology companies. Mr. Skillen founded The Crowntek Business Centers, a significant Canadian computer distributor in the early eighties. Mr. Skillen was CEO of Telepanel Systems Inc., a TSX and Nasdaq listed company until August 2000. Mr. Skillen is Chairman of Metasoft Systems Inc., a Vancouver company, which provides online searchable databases to non-profit organizations and charitable foundations in North America. Mr. Skillen is also Chairman of Endo Networks Inc., a Nasdaq listed company providing consumer engaging applications through the internet and kiosk interfaces. Mr. Skillen is also a director Of Park Avenue Investments, Inc. a TSX-V listed company. Mr. Skillen is also a director and advisor in a number of private companies including Hotspex and ES3.

Harry Keays - Director
Mr. Keays has been a Director since October 26, 2005. Mr. Keays graduated from Queens University in 1973. Mr. Keays is presently President of Keays Business Management, Inc. He was previously employed and the Chief Financial Officer of United Marine Electronics and Communications, Inc. formerly known as United Telephone Company, Ltd. He is a member of the Institute of Chartered Accountants of Ontario.

Dr. Edward Napke, MD - Director
Dr. Napke has been a Director since October 26, 2005. Dr. Napke is currently serving as a consultant for a World Health Organization Collaborating Centre for Drug Monitoring. He served as the Canadian representative in developing the World Health Organization drug monitoring program.

Ronen Katz - Director
Mr. Katz has been a Director since October 26, 2005. Mr. Katz was employed by Abond Corporation in 1987. In 1996 he became President of Abond Corporation and he continues to serve in that capacity. William Sklar - Director Mr. Sklar has served as a Director since October 26, 2005. Mr. Sklar has served as a consultant with Willmar Management Corp. since 1988. Since September 2004 Mr. Sklar has been the President and a Director of PaperFree Medical Solutions, Inc., a company trading on the OTC BB. He has also served as a Director of Pathogenics, Inc., a public company since January 2005. From July 1983 to October 1988 Mr. Sklar was the owner of Western Bag & Burlap a textile manufacturer.

Ross Tuddenham - Senior Advisor
Mr. Tuddenham has served as a consultant to Radiate since March 2005. In 2004 to 2005 he served as a consultant to SM Systems , a strategic sourcing solutions company. He has been involved in the creation, acquisition, management and structuring of businesses for the past thirty years.

Neither the Company nor any of its officers, directors or controlling shareholders has (i) been the subject of any penalties or sanctions imposed by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority, (ii) entered into a settlement agreement with a Canadian securities regulatory authority, or (iii) been subject to any other penalties or sanctions imposed by a court or regulatory authority that would likely be considered important to a reasonable investor making an investment decision.

Executive Compensation

There is presently one Executive Officer of Radiate, Micah Grinstead, President & CEO "Executive Officer" means the president,any vice-president in charge of a principal business unit such as sales, finance or production, any officer of the Company or a subsidiary who performs a policy-making function for the Company whether or not that person is also a director of the Company or the subsidiary, and the chairman and any vice-chairman of the board of directors of the Company if that person performs the functions of that office on a full-time basis.
Set out below is a summary of compensation paid during the Company's most recently completed fiscal year to the Company's Executive Officers:

                           Summary Compensation Table

                                                                                                  All Other
                                                                                                   Compen-
Name and                                                                                           sation
Principal Position          Year      Annual Compensation           Long Term Compensation           ($)
                                                                      Awards            Payouts
                                                              Securities  Restricted     Long
                                                      Other     Under      Shares or     Term
                                                     Annual    Options/   Restricted   Incentive
                                                     Compen-     SARs        Share       Plan
                                    Salary  Bonus    sation    Granted       Units      Payouts
                                     ($)     ($)       ($)       (#)          ($)         ($)
Micah Grinstead             2005   $15,000     0        0          0           0           0          0
President and Director

Ross Tuddenham              2005      0        0        0          0           0           0          0
Senior Advisor

Chris Skillen               2005      0        0        0          0           0           0          0
Director

Dr. Edward Napke            2005      0        0        0         0            0           0           0
Director

William L Sklar             2005      0        0        0         0            0           0           0
Director

Ronen Katz                  2005      0        0        0          0           0           0          0
Director

Harry Keays                 2005      0        0        0          0           0           0          0
Director


Options and Stock Appreciation Rights (SARs)

No options or SARS have been granted to Directors, Officers or employees of the Company. The board of Directors of the Company have not adopted a stock option plan but may do so in the future. The terms of any such plan have not been determined.

Compensation of Directors
The Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as consultant or expert during the most recently completed financial year.

None of our directors have received any manner of compensation for services provided in their capacity as directors during the Company's most recently completed financial year.

Long Term Incentive Plan (LTIP) Awards
The Company does not have LTIP awards pursuant to which cash or non-cash compensation is intended to serve as an incentive for performance whereby performance is measured by reference to financial performance or the price of the Company's securities, was paid or distributed.

Defined Benefit or Actuarial Plan Disclosure

The Company has no defined benefit or actuarial plans

Board Practices

The board of Directors of the Company is currently comprised of Micah Grinstead, Harry Keays, Dr. Ed Napke, Chris Skillen, Ronen Katz and William L. Sklar. Each Director of the Company is elected annually and holds office until the next Annual General Meeting of Shareholders unless that person ceases to be a Director before that date. As soon as reasonably practicable after the effective date of our registration statement we intend to establish an audit committee comprised of independent directors who have suitable financial expertise.

Employment Agreements

We currently have no employment agreements.


                             Principal Shareholders

The following table lists as of December 1, 2005 the share ownership of all of our Directors, executive officers, and holders of 5% or more of our outstanding Common Stock on both an issued and fully diluted basis. The A and B Special Shares, while unconverted have voting rights which are not reflected in the percentage of Shares Held in the Current Holdings column below. We have no incentive stock options outstanding.

                           ----------------------------------------------------------------
                                Current Holdings                Post Conversion
                           ----------------------------
Name and Position            Number of  Percentage of    Number of    Percentage of
                              Common     Shares held   Common Shares
                            Shares Held      (%)           Held      Shares held (%)
                           ----------------------------------------------------------
Micah Grinstead, President  32,000           0.88%        2,951,939            10.22% (1)
and Director

Harry Keays, Director        3,000           0.08%         276,744              0.96% (1)
Dr. Edward Napke, Director   3,800           0.10%         350,543              1.21% (1)
Chris Skillen, Director      3,600           0.99%        3,320,932            11.50% (1)
William L Sklar, Director                                 250,000              0.86% (2)
Ross Tuddenham, consultant                                500,000              1.71% (2)
Bayside Associates Ltd.    280,000          18.69%        680,000              2.33% (3)
Manillo Investors, Ltd.    280,000          18.69%        680,000              2.33% (3)
Kensington Group, Ltd.     280,000          18.69%        680,000              2.33% (3)
Trufello Associates, Ltd.  280,000          18.69%        680,000              2.33% (3)
Castlegate Group Ltd       280,000          18.69%        680,000              2.33% (3)

(1)   after conversion of the Class A Special Shares
(2)   after conversion of the Class B Special Shares
(3) after the exercise of the Warrants held by the holder and after taking into consideration the conversion of outstanding Preferred Class A and Class B Special Shares.

As of December 10, 2005, 2005 Radiate had 54 shareholders of record. Other than as disclosed above we are not aware of any other company, any foreign government or any other person, jointly or severally, that directly or indirectly controls Radiate. We are not aware of any arrangements the operation of which may at a future date result in a change in control of Radiate.

                           Related Party Transactions

We entered into a License Agreement with Abond Corporation on March 9, 2005. One of our Directors, Mr. Ronen Katz is an officer and director of Abond Corporation and he owns 50% of the outstanding common stock of Abond. The License Agreement grants Abond Corporation the non-exclusive right to manufacture and market our Mothers Warmth Comfort Change System for a period of five years. The License Agreement requires that Abond Corporation pay us an annual royalty of seven percent (7%) of the Net Sales Price of Change System.

We made payments of $78,000 to John Roberts for the period ending May 31, 2005. Mr. Roberts was a member of our Board of Directors and he was our President until May 2, 2005.


                              Selling Shareholders

         The following table sets forth the name of each Selling Shareholder, the number of shares of Common Stock and the number of shares underlying the warrants owned by each Selling Shareholder. Because the Selling Shareholders may sell all, a portion or none of their shares, no estimate can be made of the aggregate number of shares that may actually be sold by any Selling Shareholder or that may be subsequently owned by any Selling Shareholder. The shares offered by this prospectus may be sold from time to time by the Selling Shareholders listed below. This table includes shares of Common Stock owned outright by the Selling Shareholders listed below, as well as shares of Common Stock underlying warrants owned by the Selling Shareholders.

-----------------------------------------------------------------------------------------
                                                   Number of Shares Offered Under This
             Selling Shareholders                              Offering
                                               ------------------------------------------
       Name                  Address            Number Of Shares  Number Of  Number Of   Percent
                                                Beneficially      Shares      Shares     Class(3)
                                                Owned Before      Offered By  Offered By
                                                Offering(1)       Selling     Selling
                                                                  Security    Security
                                                                  holder      holder Upon
                                                                              Exercise Of of
                                                                              Warrants(2)
--------------------------------------------------------------------------------------------------
John R. Allen      40 Kingsford Crescent,
                   Ottawa, Ontario  K2K 1T4
                   Canada                            3,000          3,000      3,000        *
Azra Alvi          76 Charing Road
                   Nepean, Ontario K2G 4C9
                   Canada                             800            800        800         *
Michelle Begin     70 MacNabb Place,
                   Rockliffe Park, Ontario
                                     K1L 8J4
                   Canada                            3,000          3,000      3,000        *
Richard Bertrand   32 Selwyn Crescent
                   Ottawa, Ontario  K2K 1N8
                   Canada                            1,000          1,000      1,000        *
Angela Borrello    52 Ashburn Drive
                   Nepean, Ontario  K2E 6N3
                   Canada                            1,000          1,000      1,000        *
John R. Booth      1050 Morrison Drive, 3rd
                                      Floor
                   Ottawa, ON  K2H 8K7
                   Canada                            2,000          2,000      2,000        *
Robert A.          2450 Upper Dwyer Hill Road
Broomfield         RR#2 Carp, Ontario  K0A 1L0
                   Canada                            3,000          3,000      3,000        *
Mary Pat           109 James Street
Burroughs Davidson Ottawa, Ontario  K1B 5M2
                   Canada                            2,000          2,000      2,000        *
Roberta J. Cain    55 Robinson Avenue
                   Ottawa, Ontario  K1N 8N8
                   Canada                            1,500          1,500      1,500        *
Sandro Campagna    1316 Squire Drive
                   Manotick, Ontario
                   Canada                            1,000          1,000      1,000        *
Sebastian Citro    101-C 997 North River Road
                   Ottawa, Ontario  K1K 3V5
                   Canada                            3,000          3,000      3,000        *
Richard Clark      73 Seabrooke Drive
                   Ottawa, Ontario  K2L 2K4
                   Canada                            3,000          3,000      3,000        *
Margaret A. Coolen 31 Drainie Dr.,
                   Ottawa, Ontario  K2L 3J8
                   Canada                            1,200          1,200      1,200        *
David R. Cox       9 McKay Crescent
                   Unionville, Ontario  L3R 3M7
                   Canada                            3,000          3,000      3,000        *
Elizabeth Dattilo  27 Cinnabar Way
                   Stittsville, Ontario  K2S
                                       1Y6
                   Canada                            3,000          3,000      3,000        *
John W. Davies     7 Oakes Wood
                   Ottawa, Ontario  K2K 2B3
                   Canada                             800            800        800         *
T.G. Davies        T. G. Davies
                   7 Oakes Wood Lane
                   Ottawa, Ontario K2K 2B3
                   Canada                             800            800        800         *
David Edwards      23 Golding Crescent
                   Ottawa, Ontario  K2K 2N9
                   Canada                            1,000          1,000      1,000        *
Douglas J. Edwards 65 Brecken Drive
                   Keswick, Ontario  L4P 4A6
                   Canada                            3,000          3,000      3,000        *
Micah Grinstead    778 Pattersons Corners Road
                   RR#2 Oxford Mills, Ontario
                                     K0G 1S0
                   Canada                            32,000        32,000      32,000       *
David J. S.        55 Robinson Avenue
Hamilton           Ottawa, Ontario  K1N 8N8
                   Canada                            1,500          1,500      1,500        *
J.D. Family Trust  7 Oakes Wood
(4) Ottawa, Ontario K2K 2B3
                   Canada                            3,000          3,000      3,000        *
J.R. Saint &       1550 Laperriere Avenue,
Associates         suite 100
Insurance Agencies Ottawa, ON  K1Z 7T2
Ltd. (5)           Canada                            1,000          1,000      1,000        *
Mary P. Jardine    13 Myrle Avenue
                   Nepean, Ontario  K2H 8E5
                   Canada                            2,000          2,000      2,000        *
Joan & Stewart     84 Pentland Place
Smith              Ottawa, Ontario  K2K 1V8
                   Canada                            3,000          3,000      3,000        *
Harry Keays        20 Forsyth Lane
                   Ottawa, Ontario  K2H 9G9
                   Canada                            3,000          3,000      3,000        *
Bill Kiss          307 Beechgrove Avenue
                   Ottawa, Ontario  K1Z 6R4
                   Canada                            1,000          1,000      1,000        *
John LaGamba       8 Winton Road
                   Toronto, Ontario  M4N 3E3
                   Canada                            3,000          3,000      3,000        *
George Langill     17 Windeyer Crescent
                   Ottawa, Ontario  K2K 2P1
                   Canada                            3,000          3,000      3,000        *
Leach Technologies 4132 Appleton Side Road
Ltd                R. R. # 3
(6).               Almonte, Ontario K0A 1A0
                   Canada                            1,000          1,000      1,000        *
David Levy         723 Upper Dwyer Hill Road
                   West Carleton, Ontario  K0A
                                       1A0
                   Canada                            3,000          3,000      3,000        *
Maria A. Mancini   2710 Travers Drive
                   Ottawa, Ontario  K1V 8B1
                   Canada                            1,000          1,000      1,000        *
Marlay & Ford LLP  535 Legget Drive, Suite 204
(7) Ottawa, Ontario K2K 3B8
                   Canada                            1,000          1,000      1,000        *
Ann Matthews       68 Marsh Sparrow Lane
                   Ottawa, Ontario  K2K 3P2
                   Canada                            4,000          4,000      4,000        *
J. Peter McNaughton695 Hillcrest Avenue
                   Ottawa, Ontario  K2A 2N2
                   Canada                            3,000          3,000      3,000        *
Mary E. M. Mills   30 Pentland Crescent
                   Ottawa, Ontario  K2K 1V5
                   Canada                            3,000          3,000      3,000        *
Dr. Edward Napke   124 Amberwood Crescent
                   Nepean, Ontario  K2E 7H8
                   Canada                            3,800          3,800      3,800        *
Raj Narula         770 MontcrestDrive
                   Orleans, Ontario  K4A 2M6
                   Canada                            3,000          3,000      3,000        *
Avril Patrick      101-C 997 North River Road
                   Ottawa, Ontario  K1K 3V5
                   Canada                            3,000          3,000      3,000        *
Brian Penney       5224B Harvey Street
                   Hailfax, Nova Scotia  B3J
                                       1A7
                   Canada                            13,000        13,000      13,000       *
William Petrie     415 Greenview Avenue, Suite
                                       801
                   Ottawa, Ontario  K2B 8G5
                   Canada                            1,000          1,000      1,000        *
John A. Roberts    151 Robson Court
                   Ottawa, Ontario  K2K 2W1
                   Canada                            35,000        35,000      35,000       *
David Schenkel     205 Rideau Place
                   Ottawa, Ontario
                   Canada                            3,000          3,000      3,000        *
John Scott         16 Fencerow Way
                   Nepean, Ontario  K2J 4X8
                   Canada                            1,000          1,000      1,000        *
Chris Skillen      7 Winton Road
                   Toronto, Ontario  M4N 3E2
                   Canada                            36,000        36,000      36,000       *
Robert C. Snell    221 Timber Lane
                   RR#1, Fitzroy Harbour,
                   Ontario  K0A 1X0
                   Canada                            3,000          3,000      3,000        *
Ron Suter          51 Foxleigh Crescent
                   Ottawa, Ontario  K2M 1B6
                   Canada                            8,000          8,000      8,000        *
Kim A. Teron       53 Creeks End Lane
                   Ottawa, Ontario  K2H 1C7
                   Canada                            20,000        20,000      20,000       *
Terry Zanatta      53 Newcastle Avenue
                   Ottawa, Ontario  K2K 3B5
                   Canada                            2,000          2,000      2,000        *
                                               ---------------------------------------------------
                                                                                 -
                                                    237,400        237,400    237,400     6.53%
                                                                             ost warrant
                                                                            P Exercise
Bayside Associates Hunkins Waterfront Plaza
Ltd. (8)            P.O. Box 556
                   Main Street,
                   Nevis, West Indies               280,000        280,000    680,000    18.69%
Manillo Investors, 37 Shepherd Street,
Ltd. (9) London. W1J 4LH.
                   United Kingdom                   280,000        280,000    680,000    18.69%
Kensington Group,  38 Hertford Street,
Ltd. (10) London. W1Y 7TG.
                   United Kingdom.                  280,000        280,000    680,000    18.69%
Trufello           Hunkins Waterfront Plaza
Associates, Ltd.    P.O. Box 556
(11)               Main Street,
                   Nevis, West Indies               280,000        280,000    680,000    18.69%
Castlegate Group   Suite  4002a,
Ltd  (12)          Central  Plaza,
                   18  Harbour Road,
                   Wanchai, Hong Kong               280,000        280,000    680,000    93.47%
                                               ---------------------------------------------------

                                                   1,637,400      1,637,400  3,637,400   100.00%

 * less than one percent (1%)

            The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days. Shares of Common Stock subject to a Convertible Note or Warrant currently convertible or exercisable, or convertible or exercisable within 60 days are deemed outstanding for computing the percentage of the selling security holder holding such Convertible Note or Warrant, but are not deemed outstanding for computing the percentage of any other person.

The shares being registered include shares held by Directors of the Company, Micah Grinstead, Harry Keays, Dr.Edward Napke, and Chris Skillen, which are subject to the volume limitations of Rule 144.

(1) Using 1,637,400 shares outstanding as of December 10, 2005.

(2) Assumes that all Common Stock beneficially owned before the offering will be sold.

(3) Assumes exercise of Warrants but excludes the effects of the conversion of Class A and Class B special shares, which are not convertible for eighteen (18) months.

(4) John Davies is the trustee of J.D. Family Trust and in such capacity has dispositive authority over the Company's shares held in the name of J.D. Family Trust.

(5) James Saint has dispositive authority over the Company's shares held in the name of J.R. Saint & Associates Insurance Agencies Ltd

(6) Peter Leach has dispositive authority over the Company's shares held in the name Leach Technologies Ltd

(7) Robert Ford has dispositive authority over the Company's shares held in the name Marlay & Ford LLP

(8) Margareta Hedstrom, has dispositive authority over the Company's shares held in the name of Bayside Associates Ltd. ("Bayside"). The amounts listed for Bayside includes 100% of the shares isssuable upon the exercise of the 400,000 share warrants.

(9) Megan Agha, has dispositive authority over the Company's shares held in the name of Manillo Investors, Ltd... ("Manillo"). The amounts listed for Manillo includes 100% of the shares isssuable upon the exercise of the 400,000 share warrants.

(10) James Loughran, has dispositive authority over the Company's shares held in the name of Kensington Group, Ltd. ("Kensington"). The amounts listed for Kensington includes 100% of the shares isssuable upon the exercise of the 400,000 share warrants.

(11) Sophie Leacacos, has dispositive authority over the Company's shares held in the name of ("Trufello"). The amounts listed for Trufello includes 100% of the shares isssuable upon the exercise of the 400,000 share warrants.

(12) Barry Taleghany has dispositive authority over the Company's shares held in the name of Castlegate Group, Ltd. ("Castlegate"). The amount listed for Castlegate includes 100% of the shares issuable upon the exercise of the 400,000 share warrants.


                              Plan of Distribution

         Upon the effectiveness of a registration statement pursuant to the Securities Act to which this Prospectus is a part, 3,595,000 shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act, and 42,400 shares being registered on behalf of four of our Directors, Micah Grinstead, Chris Skillen, Harry Keays, Edward Napke, will be subject to the volume limitations of Rule 144. Sales of a substantial number of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.

As we currently lack a public market for our Common Stock, Selling Shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. If before our shares are quoted on the OTC Bulletin Board, the Selling Shareholders wish to sell at a price different from $0.10 per share, we will file a post-effective amendment.


         Manner of Sale

The shares being offered by the Selling Shareholders may be sold from time to time in one or more transactions (which may involve block transactions):

* on the OTC Bulletin Board or on such other market on which the Common Stock may from time to time be trading;

* in privately-negotiated transactions;

* short sales; or

* any combination of the above.

The sale price to the public may be
the market price prevailing at the time of sale, a price related to the prevailing market price, at negotiated prices or another price as the Selling Shareholders determine from time to time. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a Selling Shareholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share that may be below the then market price. There can be no assurance that all or any of the shares offered by this prospectus will be sold by the Selling Shareholders. The Selling Shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations there under.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations there under, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the Selling Shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         Grant of Registration Rights

We granted registration rights to certain of the Selling Shareholders to enable them to sell the Common Stock and shares underlying the warrants they purchased from us. In connection with any such registration, we will have no obligation:

* to assist or cooperate with the Selling Shareholders in the offering or disposition of such shares;

* to indemnify or hold harmless the holders of any such shares, other than the Selling Shareholders, or any underwriter designated by such holders;

* to obtain a commitment from an underwriter relative to the sale of any such shares;

* We assume no obligation or responsibility whatsoever to determine a method of disposition for such shares.

         We will use our best efforts to file, during any period during which we are required to do so under our agreement with the Selling Shareholders, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing:
o        the name of any broker-dealers;
o        the number of common shares involved;
o        the price at which the common shares are to be sold;
o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;
o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
o        any other facts material to the transaction.


                          Description of Share Capital

General
We are a Canadian corporation and our affairs are governed by our Articles of Incorporation, our Bylaws and the Canadian Business Corporations Act. The terms of our current share capital are set forth in the Certificate of Amendment to our Articles of Incorporation dated November 9, 2005 and are summarized below.

Class A Common Shares
Our Articles of Incorporation authorize us to issue an unlimited number of Class A Common Shares. The holders of Class Common Shares are entitled to one vote with respect to each Class A Common Share held by such holder. As of December 10, 2005 there are 1.637,400 shares of Class A Common issued and outstanding. The holders of our Class A Common Shares are entitled to receive such dividends, if any, as may be declared by our board of directors from time to time out of legally available funds. The holders of our Class A Common Shares are entitled to receive distributions upon our liquidation, dissolution or winding up of our assets that are legally available for distribution, after payment of all debt and other liabilities, ratably with the holders of our Class A Special Shares and Class B Special Shares.

Class A Special Shares
Our Articles of Incorporation authorize the issuance of up to 11,632,600 Class A Special Shares. Each Class A Special Share is convertible at the option of the holder into fully paid and nonassessable Class A Common Shares in an amount determined by dividing 75% of the Conversion Amount by the number of Class A Special Shares outstanding on the Conversion Trigger Date (as defined in our Articles). As of December 10, 2005 there were 11,632,600 shares of Class A Special Shares outstanding

Holders of Class A Special Shares are entitled to vote and to such dividends paid and distributions made to the holders of Class A Common Shares to the same extent as if such holders had converted their Class A Special Shares into Class A Common Shares and participate ratably with the holders of any Common Shares and Class B Special Shares.


Class B Special Shares
Our Articles of Incorporation authorizes the issuance of up to 170,000 Class B Special Shares. Holders of our Class B Special Shares are entitled to vote on any matter submitted to the shareholders. The holders of Class B Special Shares vote together as a class with holders of Class A Common Shares and Class A Special Shares. Each Class B Special Share is convertible into five Class A Common Shares. As of December 10, 2005 there were no shares of Class B Special Shares outstanding.

The following table sets forth the number of shares of common stock issued and outstanding during the year ended May 31, 2005 Total Consideration Subscription Amount

                                                       Total          Subscription       Amount (Cdn#)
         Shared Issued            Number            Consideration       Receivable     Net of Subscription Receivable
 ----------------------------------------------------------------------------------------------------------
 - pursuant to a private          6,850,000                                                           121
 placement at $0001                                         685                (564)
 ----------------------------------------------------------------------------------------------------------
 - pursuant to a private          3,900,000             195,000                (145)              194,855
 placement at $0.05
 ----------------------------------------------------------------------------------------------------------
 - pursuant to a private            100,000                                                        25,000
 placement at $0.25                                      25,000
 ----------------------------------------------------------------------------------------------------------
 - (less issue costs)
 ----------------------------------------------------------------------------------------------------------
 Balance at May 31, 2005         10,850,000                                                       219,976
                                                        220,685                (709)
 ----------------------------------------------------------------------------------------------------------

Options
We have no stock options outstanding.

Share Purchase Warrants
As at the date of this prospectus, the Company had the following share purchase warrants outstanding:
                        Potential
    Number of           Number of                            Exercise
     Warrants           Shares to        Exercisable          Price  >
   Outstanding          be Issued           Until            Per Share
----------------------------------------------------------------------------
          2,000,000     2,000,000          One year      $0.075


Articles of Incorporation and By-Laws
The following summarizes certain provisions of our Articles of Incorporation, Bylaws and related provisions of the Canada Business Corporation Act. (1) The Company's objects and purposes as set forth in the Company's Articles of Incorporation.

The Company's Articles of Incorporation are silent as to the Company's objects and purposes.

(2)   Matters relating to Directors of the Company:

      (i) Director's power to vote on a proposal, arrangement or contract in which the director is materially interested:

           A Director who is interested in an existing or proposed contract or transaction with the Company or who holds any office or possesses any property which might created a conflict with his duty or interest as a Director shall declare the nature and extent of such interest or conflict or potential conflict with his duty and interest as a Director in accordance with the Canada Business Corporations Act (the "Company Act") . A Director shall not vote in respect of any contract or transaction with the Company in which he is interested. The foregoing shall not apply to:

           (a) any contract or transaction relating to a loan to the Company, which a Director or a corporation or firm in which he has an interest has guaranteed or joined in guaranteeing the repayment of the loan or any part of the loan;

           (b) any contract or transaction made with, or for the benefit of a holding or subsidiary corporation of which a Director is a director;

           (c) any contract by a Director to subscribe for or underwrite shares, debentures or debt obligations to be issued by the Company, or any contract, arrangement or transaction in which a Director is interested if all the other Directors are also interested therein; or

           (d)  determining the remuneration of the directors.

             The foregoing prohibitions and exceptions may from time to time be suspended or amended by ordinary resolution, either generally or in respect of a particular contract, arrangement or transaction or for any particular period.

      (ii) Directors' power, in the absence of an independent quorum, to vote compensation to themselves or any members of their body:

             The remuneration of the Directors may be determined by the shareholders, unless the Directors are authorized to determine their remuneration. Such remuneration may be in addition to any salary or other remuneration paid to any officer or employee of the Company who is also a Director. The Directors shall be repaid such reasonable expenses as they may incur on behalf of the Company and if any Director shall perform any services for the Company that in the opinion of the Directors are outside the ordinary duties of a Director or shall otherwise be occupied in the Company's business, he may be paid a remuneration to be fixed by the Board, or, at the option of such Director, by the Company in general meeting, and such remuneration may be either in addition to, or in substitution for any other remuneration that he may be entitled to receive. The Directors on behalf of the Company, unless otherwise determined by ordinary resolution, may pay a gratuity or pension or allowance on retirement to any Director who has held any salaried office or place of profit with the Company or to his spouse or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance."

      (iii) Borrowing powers exercisable by the directors and how such borrowing powers can be varied:

             The Directors may at their discretion authorize the Company to borrow any sum of money for the purposes of the Company and may raise or secure the repayment of that sum in such manner and upon such terms and conditions as they think fit, and in particular by the issue of bonds or debentures, on any mortgage or charge, whether specific or floating, or other security on the undertaking or the whole or any part of the property of the Company, both present and future.

      (iv) The Company's Articles are silent as to the retirement or non-retirement of directors under an age limit requirement.

      (v)    Number of shares, if any, required for qualification:


  No Director shall be required to hold a share in the Company as qualification for his office.

(3) Rights, preferences and restrictions attaching to each class of shares:

         (i) Dividend rights, including time limit after which dividend entitlement lapses.


                The Company's shareholders, subject to the rights, privileges and restrictions attaching to a particular class of shares, have the right to receive dividends if, as and when declared by the Board of Directors. Neither the Company Act nor the Company's Articles provides for lapses in dividend entitlement.

         (ii) Voting rights; staggered re-election intervals; cumulative voting.

                Each of the Company's Common Shares entitles the holder to one vote at any annual or special meeting of shareholders. The Company's Articles provide for election of directors on a rotation basis. The Company's shareholders do not have cumulative voting.

         (iii)  Rights to share in surplus in event of liquidation


                In the event of the Company's liquidation, dissolution or winding-up or other distribution of the Company's assets, the holders of Common Shares, Class A and B Special Shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Company's liabilities have been paid out.

         (iv)   Other

                There are no redemption or sinking fund provisions with respect to the Company's Common Shares. Common shareholders have no liability as to further capital calls by the Company. There are no provisions discriminating against any existing or prospective holder of the Company's Common Shares as a result of such shareholder owning a substantial number of the Company's Common Shares. Holders of the Company's Common Shares do not have pre-emptive rights.

  (4)  Actions necessary to change the rights of holders of the Company's stock:

         In order to change the rights of holders of a class of the Company's stock, a vote of at least three- quarters of the issued and outstanding shares of that class is required.

  (5) Conditions governing manner in which annual general meetings and extraordinary general meetings of shareholders are convoked, including conditions of admission:

         (i)    Annual Meeting

                The first annual general meeting shall be held within 15 months from the date of incorporation and thereafter an annual general meeting shall be held once in every calendar year at such time, not being more than 13 months after the holding of the last preceding annual general meeting and place as the Directors shall appoint.

         (ii)   Special Meetings

                The Directors may, whenever they think fit, convene an extraordinary general meeting. An extraordinary general meeting may also be convened if requisitioned in accordance with the Company Act, by the Directors or, if not convened by the Directors, by the requisitionists as provided in the Company Act.

               Not less than 10 days notice of any general meeting specifying the time and place of meeting and in case of special business, the general nature of that business shall be given to any person as may be entitled to receive such notice from the Company. The accidental omission to give such notice or the non-receipt of such notice by any of such persons shall not invalidate any proceedings at that meeting.

Exchange Controls

There is no law or governmental decree or regulation in Canada that restricts the export or import of capital, or affects the remittance of dividends, interest or other payments to a non-resident holder of common stock, other than withholding tax requirements. See "Taxation" below.

There is no limitation imposed by Canadian law or by the constituent documents of the Company on the right of a non-resident to hold or vote Common Shares, other than are provided in the Investment Canada Act (Canada). The following summarizes the principal features of the Investment Canada Act (Canada).

Investment Canada Act

The Investment Canada Act (the "ICA") provides, among other things, that an acquisition by a non-Canadian as defined by the ICA (which includes an individual, a government or an agency thereof, or a corporation, partnership, trust or joint venture, which is not Canadian or Canadian-controlled) of more than 50 percent of the voting shares of a corporation incorporated in Canada carrying on a Canadian business is deemed to be an acquisition of control and, if the value of the Canadian business exceeds certain stipulated thresholds, is subject to Canadian Government administrative review and possible prohibition if the Canadian Minister of Industry is not satisfied that the acquisition is of "net benefit" to Canada. The ICA further provides that the acquisition of less than a majority but one-third or more of the voting shares of a corporation incorporated in Canada carrying on a Canadian business is presumed to be an acquisition of control of that corporation unless it can be established that, on the acquisition, the corporation is not controlled in fact by the acquirer through the ownership of voting shares.

Markets
The common shares of Radiate are not listed on any stock exchange although it is the intention of our management to seek a quotation of our common shares on the OTC Bulletin Board. There will continue to be no market for our Common Stock in the United States until our Common Stock is quoted on the OTC Bulletin Board.

It is likely that shares of our Common Stock, assuming a market were to develop in the United States, will be subject to the regulations on penny stocks; consequently, the market liquidity for the Common Stock may be adversely affected by such regulations limiting the ability of broker/dealers to sell our Common Stock and the ability of shareholders to sell their securities in the secondary market in the United States.

Moreover, shares may only be sold or transferred by shareholders in those jurisdictions in the United States in which an exemption for such "secondary trading" exists or in which the shares may have been registered. Cottonwood Stock Transfer, located in Salt Lake City, Utah, will be the registrar and transfer agent for the Company's common shares.



                                    Taxation

Material Canadian Federal Income Tax Consequences

Management of the Company considers that the following discussion describes the material Canadian federal income tax consequences applicable to a holder of Common Stock of the Company who is: (a) a resident of the United States and who is not a resident of Canada for purposes of the Canada - United States Tax Convention (1980), as amended (the "Convention"); and (b) who does not use or hold, and is not deemed to use or hold, his shares of Common Stock of the Company in connection with carrying on a business in Canada (a "Non-Resident Shareholder"). Management of the Company intends file an application to have our shares quoted on the OTC Bulletin Board and immediately thereafter intends to make an application to apply to list the shares of the Company on the Frankfurt Stock Exchange in Germany . The following discussion assumes that the shares of the Company are listed on the Frankfurt Stock Exchange.

This summary is based upon the current provisions of the Income Tax Act (Canada) (the "ITA"), the regulations thereunder (the "Regulations"), the current publicly announced administrative and assessing policies of the Canada Revenue Agency and all specific proposals (the "Tax Proposals") to amend the ITA and Regulations announced by the Minister of Finance (Canada) prior to the date hereof. This description is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial action.

Dividends

Dividends paid on the common stock of the Company to a Non-Resident Shareholder will be subject to withholding tax. The Convention provides that the normal 25% withholding tax rate is reduced to 15% on dividends paid on shares of the Company to most Non-Resident Shareholders, and provides for a further reduction of this rate to 5% where the beneficial owner of the dividends is a Non-Resident Shareholder which is a corporation and which owns at least 10% of the voting shares of the Company.

Capital Gains

A Non-Resident Shareholder will not be subject to tax under the ITA with respect to any capital gains realized upon the disposition of shares of Common Stock of the Company unless such shares constitute "taxable Canadian property" of a Non-Resident Shareholder (as defined in the ITA). Even if such shares constitute "taxable Canadian Property" of a Non-Resident Shareholder, the Non-Resident Shareholder will be entitled to relief from Canadian income tax under the Convention unless the value of the Company's shares is derived principally from real property situated in Canada.

The Common Stock of the Company will not constitute taxable Canadian property of a Non-Resident Shareholder at any time provided such Non-Resident Shareholder, person's with whom the Non-Resident Shareholder did not deal at arm's length or the Non-Resident Shareholder together with such persons, did not own at any time during the five year period immediately preceding that time, 25% or more of the issued shares of any class or series of the capital stock of the Company.


                                  Legal matters

Certain legal matters with respect to the issuance of shares of Common Stock offered hereby will be passed upon by David M. Dobbs, P.C.


                       Where You Can Find More Information

We file reports and other information with the U.S. Securities and Exchange Commission. You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at www.sec.gov.

                         Index to Financial Statements

Report of Independent Registered Public Accounting Firm                      39

Balance Sheet dated May 31, 2005                                             40

Statement of Operations for the period from inception (June 10, 2004)
through May 31, 2005                                                         41

Statement of Changes in Shareholders' Equity for the period from
inception (June 10, 2004) through May 31, 2005                               42

Statement of Cash Flows for the period from
inception (June 20, 2004) through May 31, 2005                               43

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Radiate Research Inc.
(A Development Stage Company)
Ottawa, Canada

We have audited the accompanying balance sheet of Radiate Research Inc. (a development stage company) as of May 31, 2005, and the related statements of operations, shareholders' equity and cash flows for the period from June 10, 2004 (inception) to May 31, 2005. These financial statements are the responsibility of Radiate Research Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Radiate Research Inc. as of May 31, 2005, and the results of its operations and its cash flows for the period described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Radiate Research Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, Radiate Research Inc. had net assets of $6,437 and incurred net losses of $213,539 as of May 31, 2005, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

November 16, 2005

                              RADIATE RESEARCH INC.
                          (A Development Stage Company)
                                  BALANCE SHEET
                                  May 31, 2005
              (Amounts in Canadian dollars, unless otherwise noted)

                                            ASSETS
Current assets
                 Cash                                                                 $             13,683
                 Accounts receivable                                                                 1,912
                 Value added taxes recoverable                                                       3,072
                 Inventory                                                                           8,278
                 Prepaid assets                                                                      7,500
                                                                                      ---------------------
                       Total assets
                                                                                      $             34,445

                                LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
                 Accounts payable and accrued liabilities                                           23,019
                 Sales taxes payable                                                                   444
                 Due to former officer                                                               4,545
                                                                                      ---------------------
                       Total current liabilities
                                                                                                    28,008


Commitments                                                                                             -
Shareholders' equity
                 Special Shares:  (Note 3)
                 Class A convertible special shares, without par value,
                 11,632,600 shares authorized, none issued and outstanding                               -
                 Class B convertible special shares, without par value, 170,000
                 shares authorized, none issued and outstanding                                          -
                 Common stock, without par value, unlimited shares authorized,
                 10,850,000 shares issued and outstanding (note 3)                                220,685
                 Subscription receivable                                                             (709)
                 Deficit accumulated during the development stage                                (213,539)
                                                                                      ---------------------
                       Total shareholders' equity                                                    6,437
                                                                                      ---------------------
                       Total liabilities and shareholders' equity                     $             34,445
                                                                                      ====================


                              RADIATE RESEARCH INC.
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
                        For the Period from June 10, 2004
                        (Inception) Through May 31, 2005
                      (Amounts in Canadian dollars, unless
                                otherwise noted)

                                                              Inception Through May
                                                                     31, 2005
                                                          -------------------------------
        Sales                                             $                      7,454
        Cost of goods sold                                                      13,014

                                                          -------------------------------
        Gross loss                                                               (5,560)
                                                          -------------------------------

        Operating costs
                Consulting                                                        91,750
                Research and development                                          54,970
                Professional fees                                                 16,010
                Other general and administrative                                  45,249
                                                          -------------------------------

                Total operating costs                                            207,979
                                                          -------------------------------

        Net loss for the period                           $                    (213,539)
                                                          -------------------------------
        Net loss per share, basic and diluted             $                      (0.04)
        Weighted average shares outstanding used
       in per share computations                                              5,450,000


                              RADIATE RESEARCH INC.
                          (A Development Stage Company)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                        For the Period from June 10, 2004
                        (Inception) Through May 31, 2005
                      (Amounts in Canadian dollars, unless
                                otherwise noted)

                                                                                   Deficit
                                                                                 Accumulated
                                                                                 During the
                         Special Shares         Common Stock       Subscription  Development
                         --------------         ------------
                         Shares  Amount     Shares       Amount     Receivable      Stage         Total
                        -----------------------------------------------------------------------------------
Stock issued for cash          - $    -     10,850,000$   220,685  $      (709) $          -   $   219,976
Net loss                       -      -             -           -            -      (213,539)     (213,539)
                        -----------------------------------------------------------------------------------
Balance at May 31, 2005        - $    -     10,850,000$   220,685  $      (709) $   (213,539)  $     6,437
                        ===================================================================================


                              RADIATE RESEARCH INC.
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
                        For the Period from June 10, 2004
                        (Inception) Through May 31, 2005
                      (Amounts in Canadian dollars, unless
                                otherwise noted)

                                                                         Inception Through May
                                                                               31, 2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period                                                 $             (213,539)
Adjustments to reconcile net loss to cash provided by operating activities:
           Change in
                    Accounts Receivable                                                 (1,912)
                    Value Added Taxes         Recoverable                               (3,072)
                    Inventory                                                           (8,278)
                    Prepaid Assets                                                      (7,500)
                    Accounts Payable and Accrued Liabilities                            23,019
                    Sales Taxes Payable                                                    444
                                                                        ------------------------
NET CASH USED IN OPERATING ACTIVITIES                                                (210,838)

CASH FLOWS FROM FINANCING ACTIVITIES
           Due to Former Officer                                                         4,545
           Issuance of Common Shares for cash                                          219,976
                                                                        ------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                              224,521
                                                                        ------------------------
NET CHANGE IN CASH                                                                      13,683
CASH AT BEGINNING OF PERIOD                                                                  -
                                                                        ------------------------
CASH AT END OF PERIOD                                                   $               13,683
                                                                        ========================

SUPPLEMENTAL DISCLOSURES:
   Cash paid for interest                                               $                    -
   Cash paid for income taxes                                           $                    -


                              RADIATE RESEARCH INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
              (Amounts in Canadian dollars, unless otherwise noted)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Nature of business

        Radiate Research Inc. ("Radiate") was incorporated under the Canada Business Corporations Act on June 10, 2004, and filed Articles of Amendment on November 9, 2005. Radiate is developing systems and equipment utilizing foil heating technology.

        Revenue recognition

        Radiate recognizes revenues at the time of shipping or substantial completion of installation of the products. Billings in advance of services rendered will be recorded as deferred revenue and are recognized at the time services are rendered.

        Research and development

        Research costs are expensed as incurred. Development costs are expensed in the year incurred unless management believes a development project meets the generally accepted accounting criteria for deferral and amortization. In the opinion of management, no development costs incurred to date meet all the criteria for deferral and amortization. Therefore, all development costs have been expensed as incurred. While there are government programs available to provide assistance on eligible research and development expenses, it is not presently the company's intention to apply for such assistance given the relatively modest amounts involved vs. the effort required.

        Income taxes

        Future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



        Foreign currency

        Foreign currency transactions are translated into Canadian dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities are translated into Canadian dollars at the exchange rate in effect as at the balance sheet date. Foreign currency gains and losses are included in income.



        Use of estimates


        The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

        Earnings (loss) per share

        For the purposes of the basic and fully diluted earnings (loss) per share computation, the weighted average number of common shares has been used.


        Concentrations of credit risk

        Radiate is exposed to credit-related losses in the event of non-performance by counterparties. Credit exposure is minimized by dealing with only creditworthy counterparties.



        Fair values

        The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and notes payable approximate fair values due to the short-term maturities of these instruments.


         Recently issued accounting pronouncements

        Radiate does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Radiate's results of operations, financial position or cash flow.


NOTE 2 - GOING CONCERN

Radiate has had minimal operations since inception, is a development stage company and has limited capital resources. As shown in the attached financial statements, Radiate had net assets of $6,437 and had incurred net losses of $213,539 as of May 31, 2005. Radiate has not obtained profitable operations and is dependent upon obtaining financing to pursue research and development activities. These matters raise substantial doubt about Radiate's ability to continue as a going concern. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These financials statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Radiate be unable to continue as a going concern. Management believes that Radiate will be able to fund its capital needs as a result of a funding it has arranged subsequent to the period end.

NOTE 3 - COMMON STOCK AND SPECIAL SHARES

Subsequent to the year end, on November 9, 2005 the company filed Articles of Amendment pursuant to the Canada Business Corporations Act, to

(a) change the status of the company from Private to Public
(b) to crate a new class of shares of the Corporation consisting of an unlimited number of shares and designated as the "Class A Common Shares"
(c) To create a new class of shares in the capital of the Corporation consisting of 11,632,600 shares and designated as the "Class A Special Shares"
(d) To create a new class of shares in the capital of the Corporation consisting of 170,000 shares and designated as the "Class B Special Shares"

The Share Capital at May 31, 2005 after giving retroactive effect to the changes above, is as follows:

(a)      Special shares
1.       Class A Special Shares
              Rank in priority to the Common Shares and any other class of shares currently outstanding or created hereafter, other than the Class B Special Shares. Except in the case of liquidation, no dividends are payable on the Class A Special Shares. Except as otherwise provided by law, the Class A shares are entitled to the number of votes as if the shares had been converted to Common Shares.
              The Class A Special Shares are convertible at the option of the holders, after eighteen months, into the number of common shares sufficient to ensure that the former Class A Special Shareholders, as a class, will hold 75% of the then issued and outstanding common shares.

                  Authorized:  11,632,600 shares
                  Issued and outstanding:  Nil

2.       Class B Special Shares
              Rank in priority to the Common Shares and any other class of shares currently outstanding or created hereafter, other than the Class A Special Shares. Except in the case of liquidation, no dividends are payable on the Class B Special Shares. Except as otherwise provided by law, the Class B shares are entitled to the number of votes as if the shares had been converted to Common Shares.
              The Class B Special Shares are convertible at the option of the holders, after eighteen months, into five (5) common shares of the Corporation.
                  Authorized:  170,000 shares
                  Issued and outstanding:  Nil

(b) Common shares - During fiscal 2005, 10,850,000 common shares were issued for $219,976 in cash and $709 in subscription receivables.


NOTE 4 - RELATED PARTY TRANSACTION:

Contract fees of $78,000 were paid to related parties during fiscal 2005. Related parties also advanced $6,500 to the company as demand loans, $2,000 of which were repaid during the period.

NOTE 5 INCOME TAXES

Radiate has a loss at May 31, 2005 available to reduce future years' taxable income. The approximate amounts and expiry dates of these non-capital loss carry forwards are as follows:

-------------------------------------------------------------------------------
     Year expired                             Federal          Provincial
-------------------------------------------------------------------------------

     2011-12                                $  213,000       $  213,000

-------------------------------------------------------------------------------
                                           $  213,000       $  213,000


                  Deferred tax assets                        $  31,950
                  Less: valuation allowance                   (31,950)
                                                              --------

                  Net deferred taxes                        $        -
                                                             ---------

NOTE 6 - SUBSEQUENT EVENT

On October 17, 2005 the company entered into a Securities Purchase Agreement involving the potential issuance of 47,791,667 Common Shares, whereby investors would subscribe for a combination of Common Shares and Warrants which would yield up to $780,000 to the company should all the warrants be exercised.

PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS


Item 6. Indemnification of Directors and Officers.


Commission Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to contracts, statutes, or otherwise, the SEC has advised us that in its opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether our indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

By-laws
Our By-laws provide that we shall indemnify our officers and directors against all costs, charges and expenses reasonably incurred by them regarding any civil, criminal or administrative claim to which that person is made a party by reason of having been an officer or director of Radiate provided that the indemnified person acted in good faith in the best interests of Radiate and the indemnified person, in any criminal or administrative proceeding resulting in a monetary penalty, had reasonable grounds for believing that the conduct was lawful..



Item 7. Recent Sales of Unregistered Securities.

On December 10, 2005_2005, we completed a private placement of units consisting of our Common Stock and warrants to purchase our Common Stock. In connection with the private placement, we issued 1,400,000shares of our Common Stock and warrants to purchase an aggregate of 2,000,000 shares of Common Stock.
The following table sets forth our private sale of our shares of common stock from inception through May 31, 2005


                                                       Total          Subscription       Amount (Cdn#)
         Shared Issued            Number            Consideration       Receivable     Net of Subscription Receivable
 ----------------------------------------------------------------------------------------------------------
 - pursuant to a private          6,850,000                                                           121
 placement at $0001                                         685                (564)
 ----------------------------------------------------------------------------------------------------------
 - pursuant to a private          3,900,000             195,000                (145)              194,855
 placement at $0.05
 ----------------------------------------------------------------------------------------------------------
 - pursuant to a private            100,000                                                        25,000
 placement at $0.25                                      25,000
 ----------------------------------------------------------------------------------------------------------
 - (less issue costs)
 ----------------------------------------------------------------------------------------------------------
 Balance at May 31, 2005         10,850,000                                                       219,976
                                                        220,685                (709)
 ----------------------------------------------------------------------------------------------------------


Item 8. Exhibits and Financial Statement Schedules.

(a) The following Exhibits are filed as part of this Registration Statement:

3.1 Articles of Incorporation
3.2 Certificate of Amendment of Articles of Incorporation
3.3 Bylaws
4.1 Specimen Share Certificate
5.1 Opinion of David M. Dobbs, P.C.
10.1 Assignment of Patent Application from Micah Grinstead, John Roberts and Chris Skillen to Registrant
10.2 License Agreement between the Registrant and Abond Corporation
10.3 Form of Securities Purchase Agreement among the Registrant and the named Purchasers
10.4 Consulting Agreement between the Registrant and Ross Tuddenham
23.1 Consent of Malone & Bailey, PC
23.2 Consent of David M. Dobbs, P.C. (included with Exhibit 5.1)


(b) All schedules have been omitted because information required has been included with the Financial Statements or notes thereto or is otherwise not applicable.



Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that paragraphs (a) and (b) shall not apply if such information is contained in periodic reports filed by the Registrant under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into this Registration Statement.
(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
5. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to Shareholders that is incorporated by reference in the prospectus and furnished under and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according the foregoing provisions, or otherwise, the undersigned
         Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, Province of Ontario, Canada on January 24, 2005.

RADIATE RESEARCH INC.

By: /s/ Micah Grinstead
    -------------------------
    Micah Grinstead, President

Each person whose signature appears below constitutes and appoints Micah Grinstead his true and lawful attorney-in-fact with full power of substitution and resubstitution for him and in his name place and stead in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that said attorney-in-fact or his substitute each acting alone may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature) _________________________________________________________________
(Title) _____________________________________________________________________
(Date) ______________________________________________________________________


Micah Grinstead, CEO and Director

Chris Skillen, Director

Harry Keays, Director

Edward Napke, Director

William L. Sklar, Director

                                  Exhibit Index

3.1 Articles of Incorporation
3.2 Certificate of Amendment of Articles of Incorporation
3.3 Bylaws
4.1 Specimen Share Certificate
5.1 Opinion of David M. Dobbs, P.C.
10.1 Assignment of Patent Application from Micah Grinstead, John Roberts and Chris Skillen to Registrant
10.2 License Agreement between the Registrant and Abond Corporation
10.3 Form of Securities Purchase Agreement among the Registrant and the named Purchasers
10.4 Consulting Agreement between the Registrant and Ross Tuddenham
23.1 Consent of Malone & Bailey, PC
23.2 Consent of David M. Dobbs, P.C. (included with Exhibit 5.1)